 Filed by Fleetwood Enterprises, Inc. pursuant to
Rule 425 under the Securities Act of 1933 and
Rule 13e-4 under the Securities Exchange Act of 1934
Subject Company: Fleetwood Enterprises, Inc.
Commission File No. 001-7699

FLEETWOOD ANNOUNCES SUCCESSFUL COMPLETION OF EXCHANGE OFFER

Riverside, Calif., December 12, 2008 — Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that it has successfully completed the exchange offer, launched on October 30, 2008, to issue Fleetwood's new 14% senior secured notes and shares of its common stock in exchange for its existing $100 million principal amount of 5% convertible senior subordinated debentures. Approximately $79 million in aggregate principal amount of debentures were tendered and accepted in the exchange offer, which expired at 5:00 p.m., New York City time, on December 11, 2008. Pursuant to the terms of the exchange offer, Fleetwood will issue approximately $81.4 million in aggregate principal amount of its new 14% senior secured notes and 11 million shares of its common stock. Fleetwood will issue the new notes and shares as promptly as practicable. Holders of the debentures who did not tender into this exchange offer may either retain their 5% convertible debentures or tender their debentures by Monday, December 15, 2008 in a separate registered exchange offer. Holders who tender in that separate exchange offer will receive only shares of common stock. Based on the volume weighted average price formula by which these shares will be valued, Fleetwood anticipates that it will have sufficient authorized but unissued shares with which to meet that obligation, and therefore that it will fully satisfy the terms of the governing indenture.

Notification of Non-Compliance with NYSE Listing Requirements
Fleetwood has received formal notification from NYSE Regulation, Inc. that it is not in compliance with the NYSE’s continued listing standard requirements that it maintain a market capitalization of at least $25 million over a 30 trading-day period, and that it have, at a minimum, either a $75 million average market capitalization or $75 million in stockholders’ equity. Fleetwood is pursuing various solutions to satisfy the continued listing standards, including the successful completion of the exchange offer as reported above, and in addition Fleetwood is continuing to develop and implement ongoing restructuring initiatives to improve operations and further reduce costs. As previously announced, NYSE earlier notified the Company that it was not in compliance with the $1.00 average share price continued listing standard, and Fleetwood had previously notified the NYSE of its intent to cure that deficiency.

Important Information Regarding Exchange Offers
In connection with these two offers, registration statements on Form S-4, tender offer statements on Schedule TO, and related documents and amendments thereto relating to the offers have been filed by Fleetwood with the SEC. This news release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of such securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Holders of the debentures are strongly advised to read the registration statements, tender offer statements and other related documents because these

(more)

documents contain important information. Such holders may obtain copies of the exchange offer materials from MacKenzie Partners, the information agent for the offers, at 800-322-2885. These documents can also be obtained at no charge from Fleetwood or at the SEC's website, http://www.sec.gov. Fleetwood is not making any recommendation to holders of outstanding debentures as to whether they should tender their securities pursuant to the remaining offer.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit Fleetwood's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the volatility of our stock price and the risk of potential delisting from the NYSE; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may continue to reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; ; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers’ desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

# # #